Exhibit 10.1

Execution Version

THIRD AMENDMENT TO

CREDIT AGREEMENT

This Third Amendment to Credit Agreement (this “Amendment”) is made as of the 29th day of September, 2017, by and among:

BIG 5 CORP., a Delaware corporation (the “Lead Borrower”), as agent for itself and BIG 5 SERVICES CORP., a Virginia corporation (together with the Lead Borrower, individually, a “Borrower”, and collectively, the “Borrowers”),

BIG 5 SPORTING GOODS CORPORATION, a Delaware corporation (the “Parent”),

the LENDERS party hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association having a place of business at One Boston Place, Boston, Massachusetts 02110, as Administrative Agent and Collateral Agent (in such capacities, the “Agent”), and Swing Line Lender, and

BANK OF AMERICA, N.A., as Documentation Agent,

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

WITNESSETH

WHEREAS, the Borrowers, the Parent, the Lenders party thereto, and the Agent, among others, have entered into a Credit Agreement dated as of October 18, 2010, as amended by that certain First Amendment to Credit Agreement made as of October 31, 2011, and as further amended by that certain Second Amendment to Credit Agreement made as of December 19, 2013 (as so amended and in effect, the “Credit Agreement”);

WHEREAS, the Borrowers, the Parent, the Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, it is hereby agreed as follows:

1.	Defined Terms. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Credit Agreement, unless otherwise defined.

2.

Representations and Warranties. Each Loan Party hereby represents and warrants that after giving effect to this Amendment, (i) no Default or Event of Default exists under the Credit Agreement or under any other Loan Document and (ii) all representations and warranties contained in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (except in the case of any representation or warranty qualified or modified by materiality, which shall be true and correct as so qualified or modified) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

3.	Ratification of Loan Documents. The Credit Agreement, as hereby amended, and all other Loan Documents, are hereby ratified and re-affirmed in all respects and shall continue in full force and effect.

4.	Amendments to Article I. The provisions of Article I of the Credit Agreement are hereby amended as follows:

a.	The definition of “Adjustment Date” is hereby amended by deleting “December 30, 2013” therein and by substituting “October 1, 2017” in its stead.

b.	The definition of “Aggregate Commitments” is hereby deleted in its entirety and the following substituted in its stead:

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Third Amendment Effective Date, the Aggregate Commitments are $140,000,000, which Aggregate Commitments, if elected by the Borrowers pursuant to Section 2.06(d), shall be an amount not less than the Capped Commitment during the Capped Commitment Period.

c.	The definition of “Applicable Commitment Fee Percentage” is hereby amended by deleting “0.25%” therein and by substituting “0.20%” in its stead.

d.	The definition of “Applicable Margin” is hereby deleted in its entirety and the following substituted in its stead:

“Applicable Margin” means:

(a) From and after the Third Amendment Effective Date until the Adjustment Date, the percentages set forth in Level I of the pricing grid below; and

(b) From and after the Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability; provided however, that notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default, interest shall accrue at the Default Rate as and to the extent set forth in Section 2.08 hereof; provided further if any Borrowing Base Certificates are at any time restated or otherwise revised because the information set forth therein proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during the period covered thereby, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Availability	LIBO Margin	Base Rate Margin	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	Greater than or equal to $70,000,000	1.25%	0.25%	0.75%	1.25%
II	Less than $70,000,000	1.375%	0.50%	1.00%	1.375%

e.	The definition of “Base Rate” is hereby deleted in its entirety and the following substituted in its stead:

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1⁄2%, (b) the LIBO Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

f.	The definition of “Change in Law” is hereby amended by adding the following proviso at the end thereof:

; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

g.	The definition of “Committed Loan Notice” is hereby deleted in its entirety.

h.	The definition of “Consolidated Fixed Charge Coverage Ratio” is hereby amended by adding “Maintenance” prior to “Capital Expenditures” in the beginning of clause (a)(ii) thereof.

i.	The definition of “Credit Card Receivables” and “Eligible Credit Card Receivables” are hereby amended by deleting each reference to “Account” therein and by substituting ““payment intangible” (as defined in the UCC)” in its stead.

j.	The definition of “Federal Funds Rate” is hereby deleted in its entirety and the following substituted in its stead:

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

k.	The definition of “Fee Letter” is hereby amended by adding the following language at the end thereof:

, as amended by the Third Amendment Fee Letter.

l.	The definition of “Interest Period” is hereby amended by deleting “Committed” in the last line therein and by substituting “LIBO Rate” in its stead.

m.	The definition of “Letter of Credit Sublimit” is hereby amended by deleting the number “50,000,000” in the first line therein and by substituting the number “25,000,000” in its stead.

n.	The definition of “LIBO Rate” is hereby deleted in its entirety and the following substituted in its stead:

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Administrative Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBO Rate Loan requested (whether as an initial LIBO Rate Loan or as a continuation of a LIBO Rate Loan or as a conversion of a Base Rate Loan to a LIBO Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero). Each determination of the LIBO Rate shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

o.	The definition of “Maturity Date” is hereby deleted in its entirety and the following substituted in its stead:

“Maturity Date” means September 29, 2022.

p.	The definition of “Obligations” is hereby amended by adding the following proviso at the end thereof:

; provided that the Obligations shall not include any Excluded Swap Obligations.

q.	The definitions of “Permitted Acquisition” and “Permitted Disposition”, clause (k) of the definition of “Permitted Encumbrances” and clause (g) of the definition of “Permitted Investments” are hereby amended by deleting each reference to “Closing Date” or “date hereof”, as applicable, therein and by substituting “Third Amendment Effective Date” in its stead.

r.	Clause (g) of the definition of “Permitted Encumbrances” is hereby amended by deleting “existing on the date hereof and” therein.

s.	Clause (a) of the definition of “Permitted Indebtedness” is hereby amended by deleting “outstanding on the date hereof and” therein.

t.	Clause (f) of the definition of “Permitted Investments” is hereby amended by deleting “existing on the Closing Date, and” therein.

u.	The definition of “Request for Credit Extension” is hereby amended by deleting “Committed Loan Notice” in clause (a) therein and by substituting “an electronic notice via the Portal or LIBO Rate Loan Notice” in its stead.

v.	The definition of “Responsible Officer” is hereby amended by adding the following language at the end of the first sentence thereof:

, including, with respect to the Portal, any person authorized and authenticated through the Portal in accordance with the Administrative Agent’s procedures for such authentication.

w.	The following new definitions are hereby added to the Credit Agreement in appropriate alphabetical order:

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Capped Commitment” means $100,000,000.

“Capped Commitment Period” means, in any calendar year, the period commencing on January 1 and ending on March 31 of such calendar year.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“LIBO Rate Loan Notice” means a notice for a LIBO Borrowing or continuation pursuant to Section 2.02(b), which shall be substantially in the form of Exhibit A.

“Maintenance Capital Expenditures” means Capital Expenditures incurred for the purposes of maintaining existing facilities, but excluding initial expenditures related to new facilities and remodels of existing facilities, as determined in good faith by a Responsible Officer of the Lead Borrower.

“Monthly Reporting Event” means either (a) the occurrence and continuance of any Event of Default, or (b) the failure of the Borrowers to maintain Unadjusted Availability at any time of not less than thirty percent (30%) of the Unadjusted Loan Cap. For purposes of this Agreement, the occurrence of a Monthly Reporting Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Monthly Reporting Event arises as a result of the Borrowers’ failure to maintain Unadjusted Availability as required under clause (b) of the immediately preceding sentence, until Unadjusted Availability has equaled or exceeded thirty percent (30%) of the Unadjusted Loan Cap for sixty (60) consecutive calendar days, in which case a Monthly Reporting Event shall no longer be deemed continuing for purposes of this Agreement. The termination of a Monthly Reporting Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Monthly Reporting Event in the event that the conditions set forth in this definition again arise.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Portal” has the meaning specified in Section 2.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC (“SDN”), OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Third Amendment” means that certain Third Amendment to Credit Agreement by and among the Loan Parties, the Lenders party thereto, and the Administrative Agent dated as of the Third Amendment Effective Date.

“Third Amendment Effective Date” means September 29, 2017.

“Third Amendment Fee Letter” means that certain fee letter dated as of the Third Amendment Effective Date by and among the Lead Borrower and Wells Fargo.

“Unadjusted Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a)	The Unadjusted Loan Cap

Minus

(b)	The aggregate unpaid balance of Credit Extensions.

“Unadjusted Loan Cap” means, at any time of determination, the lesser of (a) $140,000,000 and (b) the Borrowing Base.

5.	Amendments to Article II. The provisions of Article II of the Credit Agreement are hereby amended as follows:

a.	Section 2.01(b) of the Credit Agreement is hereby amended by deleting “Closing Date” therein and by substituting “Third Amendment Effective Date” in its stead.

b.	Section 2.02(b) of the Credit Agreement is hereby amended by deleting such section in its entirety and the following substituted in its stead:

(b) Each request for a Committed Borrowing consisting of a Base Rate Loan shall be made by electronic request of the Lead Borrower through Administrative Agent’s Commercial Electronic Office Portal or through such other electronic portal provided by Administrative Agent (the “Portal”), which must be received by the Administrative Agent not later than 2:00 p.m. on the requested date of any Borrowing of Base Rate Loans. The Borrowers hereby acknowledge and agree that any request made through the Portal shall be deemed made by a Responsible Officer of the Borrowers. Each request for a Committed Borrowing consisting of a LIBO Rate Loan shall be made pursuant to the Lead Borrower’s submission of a LIBO Rate Loan Notice, which must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing or continuation of LIBO Rate Loans. Each LIBO Rate Loan Notice shall specify (i) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (ii) the principal amount of LIBO Rate Loans to be borrowed or continued (which shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof), and (iii) the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. On the requested date of any LIBO Rate Loan, (i) in the event that Base Rate Loans are outstanding in an amount equal to or greater than the requested LIBO Rate Loan, all or a portion of such Base Rate Loans shall be automatically converted to a LIBO Rate Loan in the amount requested by the Lead Borrower, and (ii) if Base Rate Loans are not outstanding in an amount at least equal to the requested LIBO Rate Loan, the Lead Borrower shall make an electronic request via the Portal for additional Base Rate Loans in such an amount that, when taken together with the outstanding Base Rate Loans (which shall be converted automatically at such time), shall satisfy the requested LIBO Rate Loan. If the Lead Borrower fails to make such additional request via the Portal as required pursuant to clause (ii) of the foregoing sentence, then the Borrowers shall be responsible for all amounts due pursuant to Section 3.05 hereof arising on account of such failure. If the Lead Borrower fails to give a timely notice with respect to any continuation of a LIBO Rate Loan, then the applicable Committed Loans shall be converted to Base Rate Loans, effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans.

c.	Section 2.02(c) of the Credit Agreement is hereby amended by (i) deleting “Following receipt of a Committed Loan Notice” in the first line therein, and (ii) deleting each reference to “Committed” in the second and last sentences therein and by substituting “LIBO Rate” in its stead.

d.	Section 2.04(c) of the Credit Agreement is hereby amended by deleting each reference to “Committed” therein and by substituting “Swing Line” in its stead.

e.	Section 2.06 of the Credit Agreement is hereby amended by adding the following new clause (d) at the end thereof:

(d) At the option of the Borrowers, not more than once per calendar year, the Lead Borrower may request upon not less than thirty (30) days’ prior written notice to the Administrative Agent that the Aggregate Commitments be reduced to an amount of not less than the Capped Commitment during the Capped Commitment Period, and the Borrowers shall make any prepayment necessary to comply with such reduction in accordance with Section 2.05. In any year in which the foregoing option is exercised the Aggregate Commitments shall revert to $140,000,000 on April 1st. Notwithstanding the Lead Borrower’s election under this Section 2.06(d), the Capped Commitment shall not be in effect during any period that Total Outstandings exceed the Capped Commitment.

6.	Amendments to Article III. Section 3.03 of the Credit Agreement is hereby amended by deleting such section in its entirety and the following substituted in its stead:

“3.03 Inability to Determine Rates; LIBO Rate Ceases to Exist. If (i) the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a Conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or (ii) the LIBO Rate ceases to be a benchmark rate published by the ICE Benchmark Administration Limited or any other competent authority or administrator of the LIBO Rate (and there is no successor administrator that will continue the publication of the LIBO Rate), the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have Converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein. In the event the LIBO Rate ceases to be a benchmark rate as contemplated in clause (ii) above, the Required Lenders and the Borrowers shall negotiate in good faith to adopt a replacement benchmark rate and to agree on the margin to be applied thereto for borrowings by the Borrowers based on such replacement benchmark rate. Upon agreement on a replacement and the margin to be applied thereto, appropriate amendments shall be effected hereto and to the other Loan Documents as necessary and/or otherwise desirable to enable the Borrowers to request and obtain loans thereunder based on such replacement benchmark rate (which amendments, for the avoidance of doubt, shall require the consent only of the Lead Borrower, the Administrative Agent and the Required Lenders).”

7.	Amendments to Article IV. Section 4.02 of the Credit Agreement is hereby amended by deleting each reference to “Committed” therein and by substituting “LIBO Rate” in its stead.

8.	Amendments to Article V. The provisions of Article V of the Credit Agreement are hereby amended by adding the following new Section 5.26 at the end thereof:

5.26 OFAC/Sanctions.

No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned

Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects. No proceeds of any Credit Extension made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Credit Party or other individual or entity participating in any transaction).

9.	Amendments to Article VI. The provisions of Article VI of the Credit Agreement are hereby amended as follows:

a.	Section 6.01(c) is hereby amended by deleting “as soon as available, but in any event within 30 days after the end of each of the Fiscal Months of each fiscal year of the Parent” in the first line therein and by substituting the following in its stead:

upon the occurrence and during the continuance of a Monthly Reporting Event, as soon as available, but in any event within 30 days after the end of each of the Fiscal Months of each fiscal year of the Parent (commencing with the first Fiscal Month immediately following the occurrence of such Monthly Reporting Event)

b.	Section 6.01(d) is hereby amended by deleting clauses (i) and (iii) thereof.

c.	Section 6.10(b) is hereby amended by deleting the proviso in the second sentence thereof and by substituting the following in its stead:

provided that, if Adjusted Availability is at any time less than twenty (20%) of the Borrowing Base, the Loan Parties shall pay the fees and expenses of the Administrative Agent and such professionals with respect to two (2) appraisals of the Loan Parties’ Inventory and two (2) commercial finance examinations during such Fiscal Year.

d.	Article VI is hereby amended by adding the following new Section 6.20 at the end thereof:

6.20 OFAC; Sanctions.

Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

10.	Amendments to Article VII. Section 7.11 of the Credit Agreement is hereby amended by (i) inserting the following new clause (b) immediately after clause (a) of such Section and (ii) relettering the existing clause (b) of such Section as clause (c):

(b) to make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any operations of a Sanctioned Entity or a Sanctioned Person), or in any other manner that would result in a violation of Sanctions by any Person; or

11.	Amendments to Article X. Article X is hereby amended by adding the following new Section 10.24 at the end thereof:

10.24 Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.24, or otherwise under the Facility Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.24 constitutes, and this Section 10.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

12.	Schedules and Exhibits to Credit Agreement.

a.	Exhibits to the Credit Agreement. The following Exhibits to the Credit Agreement are hereby amended, restated and replaced by the corresponding forms of Exhibits attached as Exhibit A hereto: Exhibit A (Form of LIBO Rate Loan Notice), Exhibit D (Form of Compliance Certificate), and Exhibit F (Form of Borrowing Base Certificate).

b.	Supplemental Schedules. Within forty-five (45) days following the Third Amendment Effective Date (which time period may be extended by the Agent in its sole discretion), the Loan Parties shall provide supplemental schedules to the Agent, to the extent that any changes in any representations, warranties, and covenants require any amendments or supplements to the schedules to the Credit Agreement, the Security Agreement, or any of the other Loan Documents.

13.	Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of (or waived by) the Agent:

a.	This Amendment shall have been duly executed and delivered by the Loan Parties and the Lenders party thereto and shall be in form and substance satisfactory to the Agent;

b.

All action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment shall have been duly and effectively taken. The Agent shall have received from the Loan Parties true copies of their respective resolutions authorizing the transactions described herein together with copies of each Loan Party’s Organization Documents, incumbency certificates, and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, each certified by the secretary or other appropriate officer of such Loan Party to be true and complete;

c.	The Agent shall be satisfied with the results of lien searches with respect to the Loan Parties and all filings, recordations and searches necessary or desirable (as reasonably determined by the Agent) to reflect the valid and perfected liens and security interests of the Agent shall have been duly made and all filing and recording fees and taxes shall have been duly paid;

d.	The Agent shall have received satisfactory opinion of Irell and Manella LLP and of Kaufman & Canoles, P.C., local Virginia counsel for Big 5 Services Corp., in each case, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and this Amendment as the Agent may reasonably request (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of this Amendment);

e.	The Agent shall have received a Borrowing Base Certificate dated the Third Amendment Effective Date and executed by a Responsible Officer of the Lead Borrower;

f.	Since January 1, 2017 no event or circumstance shall have occurred that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

g.	No Default or Event of Default shall have occurred and be continuing;

h.	The Borrowers shall have (i) paid all fees then due to the Agent, Arranger and the Lenders, (ii) reimbursed the Agent for all costs and expenses, including, without limitation, for any Credit Party Expenses, and (iii) shall have paid all fees in accordance with the terms of the Third Amendment Fee Letter; and

i.	The Agent shall have received such additional documents, instruments, and agreements as the Agent may reasonably request in connection with the transactions contemplated hereby.

14.	Miscellaneous.

a.	This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

b.	This Amendment and the Credit Agreement constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

c.	The provisions of Section 10.12 of the Credit Agreement are specifically incorporated herein by reference.

d.	THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

BIG 5 CORP., as Lead Borrower

By:	/s/ Barry D. Emerson
Name: Barry D. Emerson
Title: Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

BIG 5 SERVICES CORP., as a Borrower

By:	/s/ Barry D. Emerson
Name: Barry D. Emerson
Title: Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

BIG 5 SPORTING GOODS CORPORATION, as Guarantor

By:	/s/ Barry D. Emerson
Name: Barry D. Emerson
Title: Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[Big 5 – Signature page to Third Amendment to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Collateral Agent, as L/C Issuer, as Swing Line Lender and as a Lender

By:	/s/ Brent E. Shay
Name: Brent E. Shay
Title: Director

Signature Page to Third Amendment to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Robert M. Dalton
Name: Robert M. Dalton
Title: Senior Vice President

Signature Page to Third Amendment to Credit Agreement

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Adrian Avalos
Name: Adrian Avalos
Title: Director

Signature Page to Third Amendment to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Justin Alexander
Name: Justin Alexander
Title: Assistant Vice President

Signature Page to Third Amendment to Credit Agreement

Exhibit A

Updated Exhibits

EXHIBIT A

FORM OF LIBO RATE LOAN NOTICE

Date:             ,

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of October 18, 2010 (as amended, modified, supplemented or restated hereafter, the “ Credit Agreement”) by and among (i) Big 5 Corp., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “ Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) Big 5 Sporting Goods Corporation, a Delaware corporation, as Guarantor (the “Parent”), (iv) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (v) Wells Fargo Bank, National Association, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (vi) Wells Fargo Bank, National Association, as L/C Issuer, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

1.	The Lead Borrower hereby requests [a Borrowing of LIBO Rate Loans] [a continuation of LIBO Rate Loans][1]:

a.	On (a Business Day)[2]

b.	In the amount of $ [3]

c.	With an Interest Period of months[4]

1	A Borrowing must have the same Interest Period.
2	Each notice of a Borrowing must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing of or continuation of LIBO Rate Loans.
3	Each Borrowing or continuation of LIBO Rate Loans must be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof.

Exhibit A to Third Amendment to Credit Agreement

The Lead Borrower hereby represents and warrants (for itself and on behalf of the other Borrowers) that the conditions specified in Sections 4.02(a), (b) and (d) of the Credit Agreement have been satisfied and, if the Borrowing requested herein is the initial Credit Extension, the conditions specified in Section 4.01 of the Credit Agreement will be satisfied, in each case on and as of the date specified in Item 1(a) above.

[signature page follows]

4	The Lead Borrower may request a Borrowing of LIBO Rate Loans with an Interest Period of one, two, three or six months. If no election of Interest Period is specified, then the Lead Borrower will be deemed to have specified an Interest Period of one month.

Exhibit A to Third Amendment to Credit Agreement

Dated as of the date above first written.

BIG 5 CORP., as Lead Borrower

By:
Name:
Title:

Exhibit A to Third Amendment to Credit Agreement

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association	Date:
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attention: Brent E. Shay, Vice President

Re: Credit Agreement dated as of October 18, 2010 (as amended, modified, supplemented or restated hereafter, the “ Credit Agreement”) by and among (i) Big 5 Corp., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers, (iii) Big 5 Sporting Goods Corporation, a Delaware corporation, as Guarantor (“Parent”), (iv) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (v) Wells Fargo Bank, National Association, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (vi) Wells Fargo Bank, National Association, as L/C Issuer, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Lead Borrower, hereby certifies to you as of the date hereof as follows:

1.	No Default.

a.	To the Knowledge of the undersigned Responsible Officer, except as set forth in Appendix I, no Default or Event of Default exists and is continuing.

b.	If a Default or Event of Default exists and is continuing, the Borrowers have taken or propose to take the action(s) as set forth on Appendix I with respect to such Default or Event of Default.

2.	Financial Calculations. Attached hereto as Appendix II are reasonably detailed calculations necessary to determine the Consolidated Fixed Charge Coverage Ratio as of the last day of the Fiscal Month ended on a trailing twelve month basis (whether or not compliance therewith is then required under Section 7.15 of the Credit Agreement).

3.	No Material Accounting Changes, Etc. The financial statements furnished to the Administrative Agent for the month5/quarter/year ended [ ] were prepared in accordance with GAAP and present fairly in all material respects the financial condition

[1]	To be delivered only upon the occurrence and during the continuance of a Monthly Reporting Event.

Exhibit A to Third Amendment to Credit Agreement

of the Parent and its Subsidiaries on a consolidated basis at the close of, and the results of the Loan Parties’ operations and cash flows for, the period(s) covered, subject to, with respect to the monthly/quarterly financial statements, normal year end audit adjustments and the absence of footnotes. Except as provided in any statement of reconciliation delivered pursuant to Section 6.02(a) of the Credit Agreement, there has been no material change in GAAP or the application thereof, as either pertain to the Loan Parties’ financial statements, since the date of the audited financial statements furnished to the Administrative Agent for the year ended [ ].

4.	Except as set forth on Appendix IV hereto, to the Knowledge of the Loan Parties, no Lien for unpaid Taxes which has (or would have with the passage of time) priority over the Lien of the Collateral Agent has been filed against any Loan Party during the month/quarter/year ended [ ].

5.	Except as set forth on Appendix V hereto, no material damage or destruction has occurred with respect to any distribution center of the Loan Parties or a material number of Store locations of the Loan Parties during the month/quarter/year ended [ ].

6.	Set forth on Appendix VI hereto is a list of any transaction undertaken by the Loan Parties during the month/quarter/year ended [ ] involving (i) the entry by a Loan Party into a Material Contract, (ii) the incurrence by a Loan Party of Material Indebtedness, or (iii) the making of any Acquisition by a Loan Party.

7.	Except as set forth on Appendix VII hereto, no Loan Party is a beneficiary under a Letter of Credit issued in favor of such Loan Party (which, for the avoidance of doubt, shall not include any Letter of Credit issued pursuant to the Credit Agreement).

8.	Except as set forth on Appendix VIII hereto, no Loan Party holds any Commercial Tort Claims.

Exhibit A to Third Amendment to Credit Agreement

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:
Responsible Officer of Lead Borrower

Name:
Title:

Exhibit A to Third Amendment to Credit Agreement

APPENDIX I

Except as set forth below, no Default or Event of Default presently exists. [If a Default or Event of Default exists, the following describes the nature of the Default in reasonable detail and the steps being taken or contemplated by the Loan Parties to be taken on account thereof.]

Exhibit A to Third Amendment to Credit Agreement

APPENDIX II

A. Calculation of Consolidated Fixed Charge Ratio: Calculated monthly on a trailing twelve months basis.

1.	Consolidated EBITDA for such period (all calculated on a Consolidated basis in accordance with GAAP):

(a)

Consolidated Net Income of the Parent and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period:

Plus the following, to the extent deducted in determining Consolidated Net Income for such period:

	(b)	Consolidated Interest Charges for such period:

	(c)	the provision for Federal, state, local and foreign income Taxes:

	(d)	depreciation and amortization expense:

	(e)	other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Parent and its Subsidiaries for such Measurement Period):

Minus the following, to the extent included in Consolidated Net Income for such period:

	(f)	Federal, state, local and foreign income tax credits:

	(g)	all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such Measurement Period):

	(h)	Consolidated EBITDA [Line 1(a), plus the sum of Lines 1(b) through 1(e), minus the sum of Lines 1(f) through 1(g)]:

2.	Minus the following:

	(a)	Maintenance Capital Expenditures made during such period:

	(b)	the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period:

Exhibit A to Third Amendment to Credit Agreement

3.	Line 1(h), minus Lines 2(a) and 2(b):

4.	Debt Service Charges for the Parent and its Subsidiaries during such Measurement Period (as determined on a Consolidated basis in accordance with GAAP):

(a) Consolidated Interest Charges paid or required to be paid for such Measurement Period: Plus

(b) principal payments made or required to be made on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, Capital Lease Obligations) for such Measurement Period:

(c) Debt Service Charges [The sum of Lines 4(a) and 4(b)]:

Plus

5.	The aggregate amount of all Restricted Payments made during such Measurement Period:

6.	The sum of Line 4(c) and Line 5:

7.	CONSOLIDATED FIXED CHARGE COVERAGE RATIO AS OF THE END OF THE MONTH ENDED ______________, CALCULATED ON A TRAILING TWELVE MONTHS BASIS [Line 3 divided by Line 6]:

B. Consolidated Fixed Charge Coverage Ratio Covenant: During the continuance of a Covenant Compliance Event, the Borrowers will not permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of each month on a trailing twelve month basis, to be less than 1.0:1.0.

1.	Is covenant required to be tested?	Yes	No
2.	If covenant is required to be tested, in compliance?	Yes	No

Exhibit A to Third Amendment to Credit Agreement

APPENDIX III

Except as set forth below, no material changes in GAAP or the application thereof have occurred since [the date of the most recently delivered financial statements to the Administrative Agent prior to the date of this Certificate]. [If material changes in GAAP or in application thereof have occurred, the following describes the nature of the changes in reasonable detail and the effect, if any, of each such material change in GAAP or in application thereof in the determination of the calculation of the financial statements described in the Credit Agreement].

Exhibit A to Third Amendment to Credit Agreement

EXHIBIT F

FORM OF BORROWING BASE CERTIFICATE

Big 5 Corp.,				As of Date:
Borrowing Base Certificate				Certificate #		1
Credit Card Receivables
Credit Card Receivables as of:						$—
Less: Outstanding Credit Card Fees						—

Eligible Credit Card Receivables						$—
Advance Rate						90.0%

Total Credit Card Receivables Availability						$—

RETAIL INVENTORY					At Retail	At Cost
Beginning Inventory					$—	$—
Add: Purchases					—	—
Net Markups					—	—
Freight					—	—
Inventory Adjustments					—	—

Available for Sale					—	—
Less: Sales/Cost of Good Sold					—	—
Net Markdowns					—	—

Ending Inventory as of:
Less: Sales/Cost of Good Sold (9/30/2017)					$—	$—
Ending Inventory as of:
Less Ineligibles:
Shrink Reserve (Per G/L + $25,000 DC Shrink Reserve)						—
Recalls Merchandise (Locations #812)						—
Defective Inventory (Location #814)						—
Store Claims (Location #815)						—
Employee Purchase Inventory (Location #816)						—
Work in Process (Location #817)						—
Show Merchandise (Location #818)						—
Sample Inventory (Locations #819 & #820)						—
Store RTV (Location #821)						—
Donation / Supplies (Location #851)						—
Unprocessed Damages / RTV’s						—
Other (Physical inventory IP to JDE adjustments)						—

Total Ineligibles						$—
Eligible Retail Inventory						$—

NOLV
Advance Rate			90.0%	0.0%		0.0%

Total Retail Inventory Availability						$—

In-Transit Inventory					At Retail	At Cost
In-Transit Inventory as of:					$—	$—
Less Ineligibles:
Shrink						—
Shortship Reserve (TBD)						—

Total Ineligibles						$—
Eligible In-Transit Inventory						$—

NOLV
Advance Rate (85% of NOLV)			90.0%	0.0%		0.0%
Total In-Transit Inventory Availability						$—

Total Inventory Availability						$—

Gross Borrowing Base Availability						$—

Less: Availability Reserves		as of:
Gift Certificates/Cards (50%)	as of:			$—		$—
Customer Deposits/Layaway (100%)						—
Firearms Deposit						—
Rent Reserve (1 Mos PA, WA, and VA)						—
Texas Personal Property Tax (Full Amount paid in prior year)						—
Texas Sales Tax (six week estimate)
Past Due Licenses A/P						—
Past Due DROS Fees A/P						—
Freight & Duty Landed Cost Reserve (15% of Eligible In-Transit Inventory)						—
Domestic Freight & Duty Landed Cost Reserve (5% of Eligible In-Transit Inventory)
Other						—

Total Availability Reserves						$—

Total Borrowing Base						$—

Total Capped Borrowing Base (Capped at $140,000,000*)						$—

AVAILABILITY CALCULATION						$—
Beginning Principal Balance		as of:				—
ADD:			Prior days advance			—
ADD:			Fees charged today			—
ADD:			Legal Fees			—
ADD:			Prior day’s requested lending			—
LESS:			Prior day’s pay down			—

Ending principal balance prior to advance request						—

INITIAL ADVANCE REQUEST PER FLOW OF FUNDS						$—

Ending Principal Balance						—
ADD:			Standby Letters of Credit			—
ADD:			Commercial Letters of Credit			—

Total exposure						$—

Net Availability After Today’s Request / Pay Down						$—

Adjusted Availability (Net Borrowing Base less total exposure)						—

The undersigned, a Responsible Officer (as defined in the Credit Agreement referred to below) of Big 5 Corp. (the “Lead Borrower”), represents and warrants that (A) the information set forth above and the supporting documentation and information delivered herewith (i) is true and correct in all respects, (ii) has been prepared in accordance with the requirements of that certain Third Amendment to Credit Agreement dated September 29, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by, among others, (1) the Lead Borrower, as agent for itself and the other Borrowers party thereto, (2) the Lenders party thereto, and (3) Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent (in such capacities, the “Agent”), and (iii) is based on supporting documentation that is satisfactory to the Agent, and (B) all accounts payable and Taxes are being paid on a timely basis and (C) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing.

Responsible Officer

*	The Borrowing Base Cap may be lowered during a Capped Commitment Period.